As filed with the Securities and Exchange Commission on July 25, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KATAPULT HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	7359	84-2704291
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	5360 Legacy Drive, Building 2 Plano, TX 75024 (833) 528-2785
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Orlando Zayas Chief Executive Officer 5360 Legacy Drive, Building 2 Plano, TX 75024 (833) 528-2785
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Nicole Brookshire Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Tel: (212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. 

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities (to the extent received by the selling securityholders pursuant to the terms of the applicable warrants or conversion rights) until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION — DATED JULY 25, 2025

PRELIMINARY PROSPECTUS

22,024,281 Shares of Common Stock

Offered by the Selling Stockholders

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 22,024,281 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”). The shares include (i) up to 486,264 shares of Common Stock issuable upon the exercise of warrants granted to certain entities affiliated with Blue Owl Capital Inc. (“Blue Owl”) on June 12, 2025 with an exercise price of $0.01 per share, subject to the terms regarding timing of exercisability contained therein (the “Warrants”), (ii) up to 21,378,017 shares of Common Stock issuable to our Class B Lenders (as defined in the Refinancing Agreement, as defined herein) upon the Term Loan Conversion (as defined herein), subject to receipt of the Requisite Stockholder Approval (as defined herein) and (iii) up to 160,000 shares of common stock issuable upon exercise of the warrant to purchase stock, originally issued by us to Midtown Madison Management LLC, an affiliate of Atalaya Capital Management LP (“Atalaya”), in a private placement on March 6, 2023 and subsequently transferred to certain entities affiliated with Blue Owl (the “Transferred Warrants”).

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares. The Selling Securityholders may sell the shares of Common Stock covered by this prospectus, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders pursuant to this prospectus. To the extent any of the Warrants or Transferred Warrants are exercised by payment of cash, we will receive the nominal cash exercise price paid by the holders of such Warrants or Transferred Warrants. We intend to use those proceeds, if any, for general corporate purposes. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

Our Common Stock is listed on the Nasdaq Global Market (“Nasdaq”), under the symbol “KPLT”. On July 24, 2025, the closing price of our Common Stock was $12.48 per share.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and the documents incorporated by reference herein and may elect to comply with reduced public company reporting requirements in future filings.

Investing in our securities involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2025.

TABLE OF CONTENTS

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information other than that contained or incorporated by reference into this prospectus, any applicable prospectus supplement and any free writing prospectus. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Katapult,” “we,” “us,” “our” and similar terms refer to Katapult Holdings, Inc. (f/k/a FinServ Acquisition Corp.), a Delaware corporation, and its consolidated subsidiaries.

i

About This Prospectus

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus, to the extent securities are received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. To the extent any of the Warrants or Transferred Warrants are exercised by payment of cash, we will receive the nominal cash exercise price paid by the holders of such Warrants or Transferred Warrants. We intend to use those proceeds, if any, for general corporate purposes.

We may also provide a prospectus supplement or post-effective amendments to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendments to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

Cautionary Note Regarding Forward-Looking Statements

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. All statements other than statements of historical fact contained in this prospectus, including statements regarding our opportunity, our future results of operations and financial condition, business strategy, and plans and objectives of management for future operations, are forward-looking statements. In some cases, forward-looking statements may be identified by words such as “anticipate,” “assume” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “should,” “will,” “would,” or the negative of these terms or other similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our ability to identify strategic alternatives in order to repay the New Term Loan (as defined herein) prior to the Term Loan Conversion being triggered under the terms of the Refinancing Agreement, including equity capital raises, a sale of the business and refinancing the Refinancing Agreement;

•	meeting future liquidity requirements and complying with restrictive covenants related to indebtedness, including covenants contained in the Refinancing Agreement;

•	executing on our business strategy, including expanding information and technology capabilities;

•	our market opportunity and our ability to acquire and retain new and existing merchants and customers;

•	customer adoption and continued growth of our mobile app featuring Katapult Pay;

•	the timing and impact of our growth initiatives on our future financial performance and the impact of our business growth strategy;

•	anticipating the occurrence and timing of prime lending tightening and impact on our results of operations;

•	general economic conditions in the markets where we operate, the cyclical nature of consumer spending, and seasonal sales and spending patterns of consumers;

•	factors affecting consumer spending that are not under our control, including, among others, levels of employment, disposable consumer income, inflation, prevailing interest rates, consumer debt and availability of credit, pandemics (such as COVID-19), consumer confidence in future economic conditions, political conditions, and consumer perceptions of personal well-being and security and willingness and ability of consumers to pay for the goods they lease through us when due;

•	risks relating to uncertainty of our estimates of market opportunity and forecasts of market growth, including the home furnishings and retail environment;

•	risks related to the concentration of a significant portion of our transaction volume with a single merchant, or type of merchant or industry;

•	the effects of competition on our future business;

•	the impact of unstable market and economic conditions such as impact of tariffs, rising inflation and interest rates;

•	reliability of our platform and effectiveness of our risk models;

•	data security breaches or other information technology incidents or disruptions, including cyber-attacks, and the protection of confidential, proprietary, personal and other information, including personal data of consumers;

•	attracting and retaining employees, executive officers or directors;

•	obtaining additional capital, including equity or debt financing and servicing our indebtedness;

•	enhancing future operating and financial results;

•	anticipating rapid technological changes, including artificial intelligence and other new technologies;

•	staying abreast of modified or new laws and regulations and complying with laws and regulations applicable to our business, including laws and regulations related to rental purchase transactions, U.S. federal income tax, and data privacy;

•	responding to uncertainties associated with product and service developments and market acceptance;

•	identifying material weaknesses in our internal controls over financial reporting which, if not remediated, could affect the reliability of our financial statements;

•	costs and effects of legal and administrative proceedings, settlements, investigations, and claims;

•	litigation, regulatory matters, complaints, adverse publicity and/or misconduct by employees, vendors and/or service providers; and

•	our ability to meet the minimum requirements for continued listing on Nasdaq.

Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described in the section titled “Risk Factors” and elsewhere in this this prospectus or the documents incorporated by reference herein. Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in, or implied by, any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, achievements, events, or circumstances. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations. You should read this prospectus and the documents that we have filed as exhibits to this registration statement with the understanding that our actual future results, levels of activity, performance, and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.

Investors and others should note that we may announce material business and financial information to our investors using our investor relations website (ir.katapultholdings.com), our filings with the SEC, webcasts, press releases and conference calls. We use these mediums, including our website, to communicate with investors and the general public about our company, our products, and other issues. It is possible that the information that we make available on our website may be deemed to be material information. We therefore encourage investors and others interested in our company to review the information that we make available on our website. The contents of our website are not incorporated into this filing. We have included our investor relations website address only as an inactive textual reference and do not intend it to be an active link to our website.

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or the documents incorporated by reference herein. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

The Company

We are a technology driven lease-to-own (“LTO”) platform that integrates with omnichannel retailers and e-commerce platforms to power the purchasing of everyday durable goods for underserved U.S. non-prime customers. We were founded and incorporated in Delaware in 2012. We primarily operate within the virtual LTO market.

Background

Amended and Restated Loan and Security Agreement

On June 12, 2025, Katapult SPV-1 LLC (the “Borrower”), Katapult Group, Inc. (“Group”), the Company, Midtown Madison Management LLC (the “Agent”) and the lenders party thereto (the “Lenders”) entered into an Amended and Restated Loan and Security Agreement (the “Refinancing Agreement”), which amended and restated in full the Loan and Security Agreement, dated as of May 14, 2019 (as amended, amended and restated, supplemented, revised, or otherwise modified from time to time prior to the date hereof), by and among Borrower, Group, the Company, the Agent, and the lenders party thereto (the “Existing Credit Agreement”).

The Refinancing Agreement provides for an amended and upsized revolving credit facility (the “New Revolving Facility”) in an initial committed amount of $110,000,000, which represents a continuation in full of the revolving credit facility under the Existing Credit Agreement, with all of the revolving advances outstanding under the Existing Credit Agreement having been automatically converted into (and are deemed to be) revolving advances under the New Revolving Facility, and with the New Revolving Facility including a tranche of $20,000,000 of new commitments. Advances made and outstanding under the New Revolving Facility may not exceed the lesser of (x) $110,000,000 and (y) the product of an advance rate of 91.00% (increasing to (a) 95.00% following a Requisite Stockholder Approval (as defined herein), (b) 96.00% on the earlier of September 1, 2025 and the first day of the next calendar month following the occurrence of the Requisite Stockholder Approval, (c) 97.00% on October 1, 2025 and (d) 99.00% on November 1, 2025 through the maturity date described below) multiplied by an adjusted current lease balance for eligible leases pledged as collateral under the Refinancing Agreement. The New Revolving Facility matures on the Maturity Date (as defined below).

The Refinancing Agreement also provides for an amended term loan facility (the “New Term Loan”) in an initial principal amount of $32,654,469.23, representing a continuation of, on a cashless conversion basis, the term loans outstanding under the Existing Credit Agreement (including any outstanding original issue discount and accrued and unpaid interest). The maturity date applicable to the New Term Loan is the earlier of (x) December 4, 2026 and (y) if, by September 1, 2025, the conversion of the New Term Loan and/or fees and interest thereon (the “Conversion Amount”) into Conversion Stock (as defined herein) upon the Term Loan Conversion, the issuance of the Warrant Shares (as defined herein) upon the exercise of the Warrants and, if needed, an amendment to the charter to increase the authorized and unissued Common Stock has not been duly authorized by all requisite action of the Company, its board of directors and a majority of votes cast by the Company’s stockholders (the “Requisite Stockholder Approval”), September 1, 2025 (such earlier date, the “Maturity Date”). The New Term Loan will not amortize.

Borrowings under the New Revolving Facility bear interest at a rate per annum equal to a term Secured Overnight Financing Rate (“SOFR”)-based rate, subject in each case to a 3% floor and an applicable credit adjustment spread of 0.10%, plus 7.00% per annum. The New Term Loan bears interest at a rate per annum equal to 18.00%, which interest accrues to the principal balance as paid-in-kind (“PIK”) interest on a weekly basis.

The Refinancing Agreement contains certain financial covenants, each as defined in the Refinancing Agreement, including Minimum Trailing Three-Month Net Origination levels, Minimum Liquidity and compliance with a Term Advance Rate. The Refinancing Agreement is also subject to certain negative and affirmative covenants. The negative covenants limit our ability to, among other things: incur additional indebtedness; pay dividends, redeem stock or make other distributions; amend our material agreements; make investments; create liens; transfer or sell the collateral or other assets; make negative pledges; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and enter into certain transactions with affiliates.

Following the receipt of the Requisite Stockholder Approval, on or at any time after the earliest to occur of (i) the date that is twelve (12) months from date of receipt of the Requisite Stockholder Approval, (ii) June 30, 2026 or (iii) the occurrence of an Event of Default (as defined in the Refinancing Agreement) that is then continuing under and as defined in the Refinancing Agreement, Class B Lenders (as defined in the Refinancing Agreement) holding 51% or more of the New Term Loans shall have the right to cause all Class B Lenders to convert up to 100% of the outstanding New Term Loans in a minimum Conversion Amount (as defined in the Refinancing Agreement) of $1,000,000 (or such lesser amount if such lesser amount constitutes the remaining outstanding advances under the Term Loan), into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company (“Conversion Stock”) plus cash in lieu of fractional shares (the “Term Loan Conversion”). The number of shares of Conversion Stock issuable upon any such conversion shall be determined by dividing (x) the relevant Conversion Amount by (y) the greater of (A) $2.00 per share of Conversion Stock, subject to adjustment and (B) a price per share of Conversion Stock at a discount (the “Discount”) of 50% to the average of the volume-weighted average prices of the Common Stock of the Company for the 20 consecutive trading day period ending on the date of the applicable notice of conversion (the “VWAP Period”); provided, however, that in the event that the volume-weighted average price of the Common Stock of the Company on any such trading day during the VWAP Period exceeds $10.00 per share, for each $0.50 per share increase in excess of $10.00, the Discount shall be reduced by 5%, up to $15.00 per share, at and above which the Discount shall be 0%. The Term Loan may be repaid at any time prior to the Term Loan Conversion without any prepayment penalty or fee. The Company, Group and Borrower intend to continue to pursue strategic alternatives to repay the Term Loan, including equity capital raises, a sale of the business or refinancing the Refinancing Agreement. There can be no assurances that these efforts will be successful. If the Company, Group or the Borrower enters into an agreement for a transaction that, after consummation thereof, results in (x) the stockholders of the Company ceasing to own a majority of the total voting power of the Company, or the Company or the stockholders of the Company ceasing to directly or indirectly own a majority of the consolidated total assets of the Company and its subsidiaries taken as a whole and (y) all outstanding amounts under the loans under the Refinancing Agreement being repaid in full, and if approval, consent or clearance under antitrust or other laws or regulations is required in order to consummate such transaction, then the Company, Group and/or the Borrower may temporarily suspend the exercisability of any conversion right described above for a period of up to 120 days in order to permit the Company, Group and/or the Borrower to seek and obtain such approval, consent or clearance (and if all such approvals, consents and/or clearances are received within such 120 day period, the Company, Group and/or the Borrower may further extend such suspension for ten days to facilitate the consummation of such transaction).

The Refinancing Agreement is secured by substantially all of the assets of the Borrower, Group and the Company, subject to certain exceptions. Group and the Company guarantee payment of all obligations of the Borrower under the Refinancing Agreement.

In connection with the Refinancing Agreement the Lenders also waived certain Existing Defaults (as defined in the Refinancing Agreement) existing as of the closing date, with such waiver subject to occurrence of the Requisite Stockholder Approval before September 1, 2025.

The rights of the Lenders under the Refinancing Agreement are fully transferable and assignable.

In connection with the Refinancing Agreement, the Company issued Warrants as described below.

Warrants

The Company issued the Warrants to certain entities affiliated with Blue Owl (each a “Holder” and collectively, the “Holders”) on June 12, 2025 (the “Issue Date”) in connection with the Refinancing Agreement. The Warrants expire on June 12, 2032.

The Warrants entitle the Holders to purchase up to an aggregate of 486,264 shares of Common Stock of the Company (the “Warrant Shares”) at an exercise price of $0.01 per share, subject to adjustment as described below. The Warrants may be exercised upon the earliest to occur of: (i) the completion of the Requisite Special Stockholder Meeting (as defined in the Refinancing Agreement) (regardless of the outcome of the vote); (ii) upon any cancellation or revocation of the Requisite Special Stockholder Meeting; (iii) an Acquisition (as defined in the Refinancing Agreement); (iv) the repayment in full of all Obligations (as defined in the Refinancing Agreement) under the Refinancing Agreement; (v) the occurrence of an Event of Default under the Refinancing Agreement that has not been waived in accordance with the terms thereof; (vi) the revocation of any waiver of Existing Defaults (as defined in the Refinancing Agreement) in accordance with the terms of the Refinancing Agreement; or (vii) the date that is six months from the Issue Date.

The Warrants may be exercised for cash or on a cashless basis. Each Warrant may be exercised upon surrender of such Warrant, together with a notice of exercise, to the Company. Promptly after the Holder of the Warrant exercises the Warrant and, if applicable, the Company receives payment for the shares issuable upon such exercise, the Company will deliver to such Holder in uncertificated book-entry form the number of shares acquired or, if requested by the Holder, a certificate, and, if the Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing a warrant to purchase the shares not yet acquired. If, upon exercise of a Warrant, the applicable Holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to such Holder and eliminate the fractional interest by paying such Holder the amount computed by multiplying the fractional interest by the fair market value of a full share, as determined in accordance with the terms of the Warrant.

The Holders do not have the rights or privileges of holders of Common Stock of the Company or any voting rights with respect to the Warrant Shares unless and until they exercise the Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, in whole or in part, the Holders will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

If the Company, at any time while the Warrants are outstanding: (a) pays a dividend on the shares payable in Common Stock, (b) subdivides the outstanding shares into a greater number of shares, (c) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (d) issues by reclassification of shares of Common Stock any shares of capital stock of the Company, then in each such case (i) the exercise price will be adjusted by multiplying the exercise price then in effect by a fraction, the numerator of which equals the number of shares of Common Stock outstanding immediately prior to such event (excluding treasury shares, if any), and the denominator of which equals the number of shares of Common Stock outstanding immediately after such event (excluding treasury shares, if any), and (ii) the number of shares issuable under the Warrants will be concurrently adjusted by multiplying such number by the reciprocal of such fraction. Such adjustments will take effect on the effective date of such dividend, subdivision, combination or issuance by reclassification, as the case may be.

Upon the closing of any Acquisition, the Warrants will become exercisable for the same securities, cash, and property as would be payable for the shares issuable upon exercise of the unexercised portion of the Warrants as if such shares were outstanding on the record date for the Acquisition and subsequent closing, and the exercise price shall be adjusted accordingly; provided, however, that (i) in the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities (as defined in the Warrants) or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one share as determined in accordance with the terms of the Warrants would be greater than the exercise price in effect on such date immediately prior to such Cash/Public Acquisition, and the Holders have not exercised the Warrants in full, then the Warrants shall automatically be deemed to be cashless exercised as to all shares for which it has not been previously exercised effective immediately prior to and contingent upon the consummation of such Cash/Public Acquisition, and (ii) in the event of a Cash/Public Acquisition where the fair market value of one share as determined in accordance with the terms of the Warrants would be less than the exercise price in effect immediately prior to such Cash/Public Acquisition, then the Warrants will expire immediately prior to the consummation of such Cash/Public Acquisition.

The Transferred Warrants

We issued the Transferred Warrants on March 6, 2023 in connection with our entry into the Fifteenth Amendment to the Loan and Security Agreement, dated May 14, 2019, by and among, Katapult SPV-1 LLC, Katapult Holdings, Inc., Midtown Madison Management LLC and each of the lenders party thereto (the “Credit Agreement”). We subsequently transferred the Transferred Warrants on July 21, 2025. The Transferred Warrants expire on March 6, 2030.

The Transferred Warrants entitled Midtown Madison Management LLC and its assignees to purchase up to 4,000,000 shares of our Common Stock at an exercise price of $0.01 per share, subject to adjustment as described below. We granted 2,000,000 shares of Common Stock under the Transferred Warrants on March 6, 2023. Such shares became vested and the Transferred Warrants exercisable for such shares of Common Stock on September 6, 2023. An additional 2,000,000 shares of Common Stock were granted under the Transferred Warrants on December 5, 2023. Such shares became vested and the Transferred Warrants exercisable for such shares on March 5, 2024.

As a result of the Company’s one-for-twenty-five reverse stock split (the “Reverse Stock Split”) effective as of July 27, 2023, proportionate adjustments were made to the Company’s outstanding warrants, resulting in the Transferred Warrants, being exercisable for up to 160,000 shares of Common Stock at an exercise price of $0.25 per share.

As of September 30, 2024, Atalaya, of which Midtown Madison Management LLC is an affiliate, was acquired by Blue Owl.

On July 21, 2025, pursuant to the terms of the Transferred Warrants, Midtown Madison Management LLC assigned the Transferred Warrants, and the Company transferred the Transferred Warrants, to certain entities affiliated with Blue Owl.

Additional Information

Katapult’s principal executive offices are located at Katapult Holdings, Inc., 5360 Legacy Drive, Building 2, Plano, TX 75024, and Katapult’s telephone number is (833) 528-2785. Our website address is www.katapult.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it is a part.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

The Offering

Issuer	Katapult Holdings, Inc.
Shares of Common Stock offered by the Selling Securityholders	Up to 22,024,281 shares of Common Stock.
Shares of Common Stock outstanding (assuming no exercise of the Warrants or Transferred Warrants and no issuance of Conversion Stock)

4,569,546 shares of Common Stock (as of June 30, 2025). 361,807 of these shares of Common Stock constitute Earn-out Shares (as defined in the Agreement and Plan of Merger, dated December 18, 2020, by and among FinServ, Keys Merger Sub 1, Inc., Keys Merger Sub 2, LLC, the entity formerly known as Katapult Holdings, Inc., and Orlando Zayas, in his capacity as the representative of all Pre-Closing Holders (as defined in the Merger Agreement)) which will vest upon the achievement of certain thresholds prior to June 9, 2027.

Shares of Common Stock outstanding (assuming full exercise of the Warrants and Transferred Warrants and the issuance of the maximum number of shares of Conversion Stock)	26,593,827 shares of Common Stock (based on shares outstanding as of June 30, 2025).
Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock by the Selling Securityholders. To the extent any of the Warrants or Transferred Warrants are exercised by payment of cash, we will receive the nominal cash exercise price paid by the Holders. We intend to use the net proceeds from the exercise of Warrants or Transferred Warrants, if any, for general corporate purposes, which may include temporary or permanent repayment of our outstanding indebtedness. See “Use of Proceeds.”
Market for Common Stock	Our Common Stock is currently traded on Nasdaq under the trading symbol “KPLT”.
Risk Factors

See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

For additional information concerning the offering, see “Plan of Distribution.”

Risk Factors

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this prospectus from our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. For more information, see “Where You Can Find More Information” and “Information Incorporated by Reference.” If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Use of Proceeds

All of the Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

To the extent any of the Warrants or Transferred Warrants are exercised by payment of cash, we will receive the nominal cash exercise price paid by the Holders. We expect to use the net proceeds from the exercise of the Warrants or Transferred Warrants, if any, for general corporate purposes. We will have broad discretion over the use of the nominal proceeds from the exercise of the Warrants or Transferred Warrants.

The Selling Securityholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Securityholders in disposing of their Common Stock. Pursuant to the Refinancing Agreement, we will bear all other costs, fees and expenses incurred in effecting the registration of the Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

Market Information For Common Stock and Dividend Policy

Market Information

Our Common Stock and Public Warrants are publicly traded on Nasdaq under the trading symbols “KPLT” and “KPLTW”, respectively.

Holders of Record

As of June 30, 2025, there were 147 holders of record of our Common Stock and the closing price per share of our Common Stock was $8.01 as reported on Nasdaq and there were 17 holders of record of our Public Warrants and the closing price per warrant of our Public Warrants was $0.008 as reported on Nasdaq. The actual number of stockholders and warrantholders is greater than this number of record holders, and includes stockholders and warrantholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders and warrantholders whose shares or warrants may be held in trust by other entities.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of our Common Stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Incentive Plan

The following table provides information about outstanding awards and shares of our Common Stock available for future awards under Katapult’s equity compensation plans as of June 30, 2025. These plans include the Company’s 2014 Stock Incentive Plan and the Company’s 2021 Equity Incentive Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (#)	Weighted Average Exercise Price of Outstanding Options(2) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3) (#)
Equity Compensation Plans Not Approved by Stockholders	-	-	-
Equity Compensation Plans Approved by Stockholders	510,665	19.99	241,272
Total	510,665		241,272

(1)	Consists of options to purchase 256,689 shares of our Common Stock under the 2014 Stock Incentive Plan, options to purchase 13,865 shares of our Common Stock under the 2021 Equity Incentive Plan and 264,812 shares of our Common Stock subject to restricted stock unit (“RSU”) awards under our 2021 Equity Incentive Plan.

(2)	Excludes restricted stock awards and RSUs because they have no exercise price.

(3)	Upon completion of our business combination, Katapult ceased issuance of any additional awards under the 2014 Stock Incentive Plan. Accordingly, amounts in the column consist solely of shares of Common Stock available for issuance under the 2021 Equity Incentive Plan.

Principal Securityholders

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of June 12, 2025, referred to in the table below as the “Beneficial Ownership Date,” by:

•	each beneficial owner of 5% or more of the outstanding shares of our Common Stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all directors, director nominees and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days

The beneficial ownership percentages set forth in the table below are based on 4,536,960 shares of Common Stock issued and outstanding as of June 12, 2025 and excludes (1) 486,264 shares of Common Stock, which represents the maximum number of shares of Common Stock issuable upon exercise of the Warrants issued to the Selling Securityholders pursuant to the Refinancing Agreement, subject to the terms regarding timing of exercisability contained in the Warrants and (2) 21,378,017 shares of Common Stock, which represents the maximum number of shares of Common Stock issuable upon the Term Loan Conversion, subject to receipt of the Requisite Stockholder Approval.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	% of Outstanding Common Stock
Named Executive Officers and Directors:
Orlando J. Zayas(1)	280,205	6.2%
Nancy Walsh	17,062	*
Derek Medlin(2)	82,338	1.8%
Don Gayhardt	24,906	*
Brian Hirsch(3)	215,322	4.7%
Chris Masto	24,905	*
Jane Thompson	28,760	*
All executive officers and directors as a group (7 persons)	673,498	14.8%

5% Stockholders:
CURO Group Holdings Corp (and its subsidiaries)(4)	981,656	21.6%
Iridian Asset Management LLC/CT(5)	439,457	9.7%
Blumberg Capital III, L.P.(6)	258,632	5.7%

*	Represents beneficial ownership of less than 1%.

(1)	Includes 20,468 Earn-out Shares (as defined in the Agreement and Plan of Merger, dated December 18, 2020 (the “Merger Agreement”), by and among FinServ, Keys Merger Sub 1, Inc., Keys Merger Sub 2, LLC, the entity formerly known as Katapult Holdings, Inc. (“Legacy Katapult”), and Orlando Zayas, in his capacity as the representative of all Pre-Closing Holders (as defined in the Merger Agreement)) that will vest upon achievement of certain Common Stock trading price thresholds), and options to acquire 169,939 shares of Common Stock.

(2)	Includes 5,740 Earn-out Shares and options to acquire 43,275 shares of Common Stock.

(3)	Includes 215,322 shares of Common Stock, including 24,131 Earn-out Shares, held by Tribeca Venture Fund I (NY), L.P., Tribeca Venture Fund I, L.P. and Tribeca Annex Fund (collectively, (the “Tribeca Entities”), and 30,996 shares of Common Stock held directly by Mr. Hirsch. Each of Tribeca Venture Partners I GP, LLC, the general partner of the Tribeca Entities, and Brian Hirsch, a member of our Board, and Charles Meakem, the managing partners of Tribeca Venture Partners I GP, LLC, have voting and dispositive power over the shares held by the Tribeca Entities. Mr. Hirsch is a Co-Founder and Managing Partner of Tribeca Venture Partners. The address of each of these entities is 99 Hudson Street, 15th Floor New York, NY 10013. Mr. Hirsch disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(4)	According to Amendment No. 1 to Schedule 13D filed with the SEC on December 14, 2021 by CURO Group Holdings Corp and its subsidiaries (together, the “CURO Entities”) (as adjusted for the reverse split in July 2023), wherein the CURO Entities reported beneficial ownership of 981,656 shares of Common Stock, including 119,613 Earn-out Shares, as of December 10, 2021. The business address of the CURO Entities who together hold beneficial ownership of the shares is 3615 North Ridge Road, Wichita, KS 67205.

(5)	According to Amendment No. 3 to the Schedule 13G filed with the SEC on January 10, 2025 by Iridian Asset Management LLC/CT reported beneficial ownership of 439,457 shares of Common Stock. The business address of Iridian Asset Management LLC/CT is 120 Post Road West, Westport, CT 06880.

(6)	According to the Schedule 13G filed with the SEC on February 12, 2024 by BC III, BCM III and David J. Blumberg, wherein BC III, BCM III and David J. Blumberg reported beneficial ownership of 258,632 shares of Common Stock, including 34,153 Earn-out Shares, as of February 12, 2024. The business address of Blumberg is 432 Bryant Street, San Francisco, CA 94107.

Selling Securityholders

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock set forth below, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock after the date of this prospectus.

The following table sets forth information concerning the shares of Common Stock that may be offered from time to time by each Selling Securityholder, to the extent received by such Selling Securityholder pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Common Stock. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities, to the extent received by such Selling Securityholder pursuant to the terms of the Transferred Warrants, after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Our registration of the shares of Common Stock does not necessarily mean that the Selling Securityholders will sell all or any of such Common Stock. The beneficial ownership percentages set forth in the table below are based on 4,536,960 shares of Common Stock issued and outstanding as of June 12, 2025 (which includes 361,807 Earn-out Shares), and assuming the issuance of (1) 486,264 shares of Common Stock, which represents the maximum number of shares of Common Stock issuable upon exercise of the Warrants, subject to the terms regarding timing of exercisability contained in the Warrants, (2) 21,378,017 shares of Common Stock, which represents the maximum number of shares of Common Stock issuable upon the Term Loan Conversion, subject to receipt of the Requisite Stockholder Approval and (3) up to 160,000 shares of Common Stock issuable upon exercise of the Transferred Warrants. A Selling Securityholder may sell all, some or none of such securities in this offering, to the extent received by such Selling Securityholder pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable. See “Plan of Distribution.”

	Before the Offering		After the Offering
Name and Address of Selling Securityholder(1)	Common Stock Beneficially Owned Prior to the Offering(2)	Number of Shares of Common Stock Being Offered(2)	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold(2)	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold(2)

Blue Owl Asset Income Fund IV LP(3)	2,969,897	2,969,294	603	*
Blue Owl Asset Income Fund (Cayman) IV LP(4)	1,428,647	1,428,357	290	*
Blue Owl Asset Income Fund V LP(5)	4,360,599	4,359,761	838	*
Blue Owl Asset Income Fund (Cayman) V LP(6)	4,652,608	4,651,660	948	*
Blue Owl Asset Special Opportunities Fund VII LP(7)	5,632,065	5,630,898	1,167	*
Blue Owl Asset Special Opportunities Fund (Cayman) VII LP(8)	2,984,927	2,984,308	619	*
Total Securities	22,028,743	22,024,278	4,465	*

*	Represents beneficial ownership of less than 1%.

(1) The address for each of the Selling Stockholders is 399 Park Avenue, Floor 37, New York, NY 10022.

(2) Assuming the full exercise of the Warrants, Term Loan Conversion rights or Transferred Warrants, as applicable, in accordance with the terms of the Warrants, Term Loan Conversion rights and Transferred Warrants, respectively.  The Term Loan Conversion rights provide for payment of cash in lieu of fractional shares.  Accordingly, the portions of the maximum amount of shares issuable upon the Term Loan Conversion, subject to receipt of the Requisite Stockholder Approval, that the applicable Selling Securityholders would receive have been rounded down and, as a result, the maximum amount of such shares aggregates to 21,378,014 shares instead of such 21,378,017 shares registered for resale hereby.

(3) Includes (A) up to 60,801 shares of Common Stock issuable upon exercise of a Warrant held by Blue Owl Asset Income Fund IV LP, (B) up to 2,886,887 shares of Common Stock issuable upon exercise of the Term Loan Conversion rights held by Blue Owl Asset Income Fund IV LP, (C) up to 21,606 shares of Common Stock issuable upon exercise of a Transferred Warrant held by Blue Owl Asset Income Fund IV LP and (D) up to 603 Earn-out Shares that will vest upon the achievement of certain stock price related conditions, held by Blue Owl Asset Income Fund IV LP.

(4) Includes (A) up to 29,248 shares of Common Stock issuable upon exercise of a Warrant held by Blue Owl Asset Income Fund (Cayman) IV LP, (B) up to 1,388,715 shares of Common Stock issuable upon exercise of the Term Loan Conversion rights held by Blue Owl Asset Income Fund (Cayman) IV LP, (C) up to 10,394 shares of Common Stock issuable upon exercise of a Transferred Warrant held by Blue Owl Asset Income Fund (Cayman) IV LP and (D) up to 290 Earn-out Shares that will vest upon the achievement of certain stock price related conditions, held by Blue Owl Asset Income Fund (Cayman) IV LP.

(5) Includes (A) up to 315,783 shares of Common Stock issuable upon exercise of a Warrant held by Blue Owl Asset Income Fund V LP, (B) up to 4,013,936 shares of Common Stock issuable upon exercise of the Term Loan Conversion rights held by Blue Owl Asset Income Fund V LP, (C) up to 30,042 shares of Common Stock issuable upon exercise of a Transferred Warrant held by Blue Owl Asset Income Fund V LP and (D) up to 838 Earn-out Shares that will vest upon the achievement of certain stock price related conditions, held by Blue Owl Asset Income Fund V LP.

(6) Includes (A) up to 80,432 shares of Common Stock issuable upon exercise of a Warrant held by Blue Owl Asset Income Fund (Cayman) V LP, (B) up to 4,537,270 shares of Common Stock issuable upon exercise of the Term Loan Conversion rights held by Blue Owl Asset Income Fund (Cayman) V LP, (C) up to 33,958 shares of Common Stock issuable upon exercise of a Transferred Warrant held by Blue Owl Asset Income Fund (Cayman) V LP and (D) up to 948 Earn-out Shares that will vest upon the achievement of certain stock price related conditions, held by Blue Owl Asset Income Fund (Cayman) V LP.

(7) Includes (A) up to  5,589,068 shares of Common Stock issuable upon exercise of the Term Loan Conversion rights held by Blue Owl Asset Special Opportunities Fund VII LP, (B) up to 41,830 shares of Common Stock issuable upon exercise of a Transferred Warrant held by Blue Owl Asset Special Opportunities Fund VII LP and (C) up to 1,167 Earn-out Shares that will vest upon the achievement of certain stock price related conditions, held by Blue Owl Asset Special Opportunities Fund VII LP.

(8) Includes (A) up to 2,962,138 shares of Common Stock issuable upon exercise of the Term Loan Conversion rights held by Blue Owl Asset Special Opportunities Fund (Cayman) VII LP, (B) up to 22,170 shares of Common Stock issuable upon exercise of a Transferred Warrant held by Blue Owl Asset Special Opportunities Fund (Cayman) VII LP and (C) up to 619 Earn-out Shares that will vest upon the achievement of certain stock price related conditions, held by Blue Owl Asset Special Opportunities Fund (Cayman) VII LP.

Description of Securities

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Amended and Restated Charter, our Amended and Restated Bylaws and the documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Amended and Restated Charter, the Amended and Restated Bylaws and the documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Amended and Restated Charter authorizes the issuance of 250,000,000 shares of Common Stock, par value $0.0001 per share, and 25,000,000 shares of undesignated preferred stock, $0.0001 par value (“Preferred Stock”).

As of June 30, 2025, there were 4,569,546 shares of Common Stock outstanding, no shares of Preferred Stock outstanding, 513,300 Public Warrants outstanding, and the Transferred Warrants outstanding.

Common Stock

Holders of Common Stock are entitled to one (1) vote for each share held of record on all matters properly submitted to a vote of stockholders, including the election or removal of directors. Unless specified in the Amended and Restated Charter or Amended and Restated bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of the votes cast at any meeting of our stockholders at which there is a quorum is required to approve any such matter voted on by its stockholders.

Our Board is divided into three (3) classes, each of which will generally serve for a term of three (3) years with only one (1) class of directors being elected each year. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Stockholders are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our Board out of legally available assets or funds.

Warrants

We have issued warrants to purchase shares of our Common Stock as set forth below.

Refinancing Warrants

We issued the Warrants to the Holders on June 12, 2025 in connection with the Refinancing Agreement. The Warrants expire on June 12, 2032.

The Warrants entitle the Holders to purchase up to an aggregate of 486,264 Warrant Shares at an exercise price of $0.01 per share, subject to adjustment as described below. The Warrants may be exercised upon the earliest to occur of: (i) the completion of the Requisite Special Stockholder Meeting (regardless of the outcome of the vote); (ii) upon any cancellation or revocation of the Requisite Special Stockholder Meeting; (iii) an Acquisition; (iv) the repayment in full of all Obligations under the Refinancing Agreement; (v) the occurrence of an Event of Default under the Refinancing Agreement that has not been waived in accordance with the terms thereof; (vi) the revocation of any waiver of Existing Defaults in accordance with the terms of the Refinancing Agreement; or (vii) the date that is six months from the Issue Date.

The Warrants may be exercised for cash or on a cashless basis. Each Warrant may be exercised upon surrender of such Warrant, together with a notice of exercise, to the Company. Promptly after the Holder of the Warrant exercises the Warrant and, if applicable, the Company receives payment for the shares issuable upon such exercise, the Company will deliver to such Holder in uncertificated book-entry form the number of shares acquired or, if requested by the Holder, a certificate, and, if the Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing a warrant to purchase the shares not yet acquired. If, upon exercise of a Warrant, the applicable Holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to such Holder and eliminate the fractional interest by paying such Holder the amount computed by multiplying the fractional interest by the fair market value of a full share, as determined in accordance with the terms of the Warrant.

The Holders do not have the rights or privileges of holders of Common Stock of the Company or any voting rights with respect to the Warrant Shares unless and until they exercise the Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, in whole or in part, the Holders will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

If the Company, at any time while the Warrants are outstanding: (a) pays a dividend on the shares payable in Common Stock, (b) subdivides the outstanding shares into a greater number of shares, (c) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (d) issues by reclassification of shares of Common Stock any shares of capital stock of the Company, then in each such case (i) the exercise price will be adjusted by multiplying the exercise price then in effect by a fraction, the numerator of which equals the number of shares of Common Stock outstanding immediately prior to such event (excluding treasury shares, if any), and the denominator of which equals the number of shares of Common Stock outstanding immediately after such event (excluding treasury shares, if any), and (ii) the number of shares issuable under the Warrants will be concurrently adjusted by multiplying such number by the reciprocal of such fraction. Such adjustments will take effect on the effective date of such dividend, subdivision, combination or issuance by reclassification, as the case may be.

Upon the closing of any Acquisition, the Warrants will become exercisable for the same securities, cash, and property as would be payable for the shares issuable upon exercise of the unexercised portion of the Warrants as if such shares were outstanding on the record date for the Acquisition and subsequent closing, and the exercise price shall be adjusted accordingly; provided, however, that (i) in the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities (as defined in the Warrants) or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one share as determined in accordance with the terms of the Warrants would be greater than the exercise price in effect on such date immediately prior to such Cash/Public Acquisition, and the Holders have not exercised the Warrants in full, then the Warrants shall automatically be deemed to be cashless exercised as to all shares for which it has not been previously exercised effective immediately prior to and contingent upon the consummation of such Cash/Public Acquisition, and (ii) in the event of a Cash/Public Acquisition where the fair market value of one share as determined in accordance with the terms of the Warrants would be less than the exercise price in effect immediately prior to such Cash/Public Acquisition, then the Warrants will expire immediately prior to the consummation of such Cash/Public Acquisition.

Transferred Warrants

We issued the Transferred Warrants on March 6, 2023 in connection with our entry into the Credit Agreement. We subsequently transferred the Transferred Warrants on July 21, 2025. The Transferred Warrants expire on March 6, 2030.

The Transferred Warrants entitled Midtown Madison Management LLC and its assignees (the “Transferred Warrant Holders”) to purchase up to 160,000 shares of our Common Stock at an exercise price of $0.25 per share, subject to adjustment as described below.

The Transferred Warrants may be exercised for any vested shares, in whole or in part, at any time and from time to time on or before the March 6, 2030. The Transferred Warrants may be exercised for cash or on a cashless basis. The Transferred Warrants may be exercised upon surrender of the Transferred Warrants, together with a notice of exercise, to the Company. Promptly after the Transferred Warrant Holders of the Transferred Warrants exercise the Transferred Warrants and, if applicable, the Company receives payment for the shares issuable upon such exercise, the Company will deliver to the Transferred Warrant Holders certificates for the shares acquired and, if the Transferred Warrants have not been fully exercised and have not expired, a new warrant of like tenor representing a warrant to purchase the shares not yet acquired. If, upon exercise of the Transferred Warrants, the Transferred Warrant Holders would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the Transferred Warrant Holders and eliminate the fractional interest by paying the Transferred Warrant Holders the amount computed by multiplying the fractional interest by the fair market value of a full share, as determined in accordance with the terms of the Transferred Warrants.

The Transferred Warrant Holders do not have the rights or privileges of holders of our Common Stock or any voting rights with respect to the shares issuable upon the exercise of the Transferred Warrants unless and until they exercise the Transferred Warrants and receives shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Transferred Warrants, in whole or in part, the Transferred Warrant Holders will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

If the Company, at any time while the Transferred Warrants are outstanding: (a) pays a dividend on the shares payable in Common Stock, (b) subdivides the outstanding shares into a greater number of shares, (c) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (d) issues by reclassification of shares of Common Stock any shares of capital stock of the Company, then in each such case (i) the exercise price will be adjusted by multiplying the exercise price then in effect by a fraction, the numerator of which equals the number of shares of Common Stock outstanding immediately prior to such event (excluding treasury shares, if any), and the denominator of which equals the number of shares of Common Stock outstanding immediately after such event (excluding treasury shares, if any), and (ii) the number of shares issuable under the Transferred Warrants will be concurrently adjusted by multiplying such number by the reciprocal of such fraction. Such adjustments will take effect on the effective date of such dividend, subdivision, combination or issuance by reclassification, as the case may be.

Upon the closing of any Acquisition (as defined in the Transferred Warrants), the Transferred Warrants will become exercisable for the same securities, cash, and property as would be payable for the shares issuable upon exercise of the unexercised portion of the Transferred Warrants as if such shares were outstanding on the record date for the Acquisition and subsequent closing, and the exercise price shall be adjusted accordingly; provided, however, that (i) in the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities (as defined in the Transferred Warrants) or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the fair market value of one share as determined in accordance with the terms of the Transferred Warrants would be greater than the exercise price in effect on such date immediately prior to such Cash/Public Acquisition, and the Transferred Warrant Holders have not exercised the Transferred Warrants in full, then the Transferred Warrants shall automatically be deemed to be cashless exercised as to all shares for which it has not been previously exercised effective immediately prior to and contingent upon the consummation of such Cash/Public Acquisition, and (ii) in the event of a Cash/Public Acquisition where the fair market value of one share as determined in accordance with the terms of the Transferred Warrants would be less than the exercise price in effect immediately prior to such Cash/Public Acquisition, then the Transferred Warrants will expire immediately prior to the consummation of such Cash/Public Acquisition.

As of September 30, 2024, Atalaya, of which Midtown Madison Management LLC is an affiliate, was acquired by Blue Owl.

On July 21, 2025, pursuant to the terms of the Transferred Warrants, Midtown Madison Management LLC assigned the Transferred Warrants, and the Company transferred the Transferred Warrants, to certain entities affiliated with Blue Owl.

Public Warrants

The warrants were issued in registered form under a Warrant Agreement between CST, as warrant agent, and FinServ (the “Warrant Agreement”). The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding warrants to make any change that adversely affects the interests of the registered holders of warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified check payable to us or by wire transfer, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of our Common Stock or any voting rights until they exercise their warrants and receive shares of our Common Stock. After the issuance of shares of our Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

Each whole warrant entitles the registered holder to purchase one (1) whole share of our Common Stock at a price of $287.50 per share, subject to adjustment as discussed below, 30 days after the completion of the initial business combination. Pursuant to the Warrant Agreement, a warrantholder may exercise its warrants only for a whole number of shares of our Common Stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. Only whole warrants are traded. The warrants will expire five (5) years after the completion of the initial business combination, at 5:00 p.m. Eastern Time or earlier upon redemption or liquidation. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of our Common Stock to be issued to the warrantholder.

We will not be obligated to deliver any shares of our Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of our Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No warrant is exercisable and we will not be obligated to issue shares of our Common Stock upon exercise of a warrant unless our Common Stock issuable upon such warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of our Common Stock underlying such unit.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrantholder; and

•	if, and only if, the reported last sale price of our Common Stock equals or exceeds $450.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three (3) business days before we send the notice of redemption to the warrantholders.

If and when the warrants become redeemable, we may not exercise its redemption right if the issuance of shares of our Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We established the last of the redemption criteria discussed above to prevent a redemption call unless there is, at the time of the call, a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder is entitled to exercise its warrant prior to the scheduled redemption date. However, the price of our Common Stock may fall below the $450.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $287.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of our Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of our Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our Common Stock to be received upon exercise of the warrants, including the fair market value in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call its warrants for redemption and its management does not take advantage of this option, FinServ Holdings LLC, the Sponsor, and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that, to the warrant agent’s actual knowledge, after giving effect to such exercise, such person (together with such person’s affiliates) would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of our common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of our Common Stock increases by a split-up of shares of our Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of our Common Stock. A rights offering to holders of our Common Stock entitling holders to purchase shares of our Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our Common Stock equal to the product of (i) the number of shares of our Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of our Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for our Common Stock, in determining the price payable for our Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of our Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities, or other assets to the holders of our Common Stock on account of such shares of our Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of our Common Stock.

Whenever the number of shares of our Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our Common Stock so purchasable immediately thereafter.

As a result of the Reverse Stock Split effective as of July 27, 2023, proportionate adjustments were made to the Company’s outstanding warrants.

In case of any reclassification or reorganization of the outstanding shares of our Common Stock (other than those described above or that solely affects the par value of such shares of our Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of its outstanding shares of our Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the warrantholders will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our Common Stock in such a transaction is payable in the form of our Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to warrantholders when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the warrantholders otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrantholder for the loss of the option value portion of the warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

Anti-Takeover Effects of Our Amended and Restated Charter and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our Amended and Restated Charter and Amended and Restated Bylaws contain and the DGCL contains provisions, as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares.

However, the listing requirements of Nasdaq, which would apply so long as the Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power of our capital stock or the-then outstanding number of shares of Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our Board may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of its management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of our Common Stock at prices higher than prevailing market prices.

Classified Board of Directors

The Amended and Restated Charter provides that our Board is classified into three (3) classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three (3) year term. As a result, approximately one-third (1/3) of our Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board. The Amended and Restated Charter and Amended and Restated Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board.

Business Combinations

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 20% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three (3) years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder, prior to the date of the transaction;”

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•	on or subsequent to the date of the transaction, the initial business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds (2/3) of the outstanding voting stock not owned by the interested stockholder.

Removal of Directors; Vacancies

Under the DGCL, and as provided in our Amended and Restated Charter, a director serving on a classified board may be removed by the stockholders only for cause and only by the affirmative vote of holders of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the Amended and Restated Charter provides that any newly created directorship on the Board that results from an increase in the number of directors and any vacancies on the Board will be filled only by the affirmative vote of a majority of the remaining directors then in office or by a sole remaining director (and not by stockholders) even if less than a quorum.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the amended and restated certificate of incorporation specifically authorizes cumulative voting. The Amended and Restated Charter and the Amended and Restated Bylaws do not authorize cumulative voting.

Special Stockholder Meetings

The Amended and Restated Charter provides that special meetings of our stockholders may be called at any time only by or at the direction of the chief executive officer, the Board or the chairperson of the Board pursuant to a resolution adopted by a majority of the Board. Our Amended and Restated Bylaws provide that the business transacted at a special meeting shall be limited to the matters so stated in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of us.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Katapult’s Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice. Our Amended and Restated Bylaws allow the board to adopt rules and regulations for the conduct of meetings as it deems appropriate which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

The Amended and Restated Charter provides that unless we consent to the selection of an alternative forum, any (1) derivative action or proceeding brought on behalf of us, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our stockholders, (3) action asserting a claim against our Amended and Restated Charter or our Amended and Restated Bylaws, (4) action asserting a claim against us, its directors, officers or employees governed by the internal affairs doctrine and (5) any action asserting an “internal corporate claim” as such term is defined in Section 115 of the DGCL, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act. However, the Amended and Restated Charter notes that the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The Amended and Restated Charter further provides that unless we consent to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act or the any other claim for which the federal courts have exclusive jurisdiction. The Amended and Restated Charter provides that any person or entity purchasing or otherwise acquiring or holding any interest in any security of us will be deemed to have notice of and consented to the exclusive forum provision.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. The Amended and Restated Charter, to the extent allowed by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or their respective affiliates in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have, and we renounce any expectancy that any of the directors or officers of the Company will offer any such corporate opportunity of which they may become aware to us, except with respect to any of our directors or officers regarding a corporate opportunity that was offered to such person solely in his or her capacity as one of our directors or officers and (i) such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for it to pursue and (ii) the director or officer is permitted to refer that opportunity to us without violating any legal obligation.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Amended and Restated Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate our rights and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our Amended and Restated Bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL and, to the extent reasonably available, shall carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, employees and agents for certain liabilities. We also are expressly authorized to enter into contracts with such persons providing indemnification rights equivalent to or, if the Board so determines, greater than, those provided in the amended and restated bylaws. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Amended and Restated Charter and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Transfer Agent and Warrant Agent

The transfer agent and warrant agent is Continental Stock Transfer & Trust.

Plan of Distribution

We are registering 22,024,281 shares of Common Stock. The shares include (i) up to 486,264 shares of Common Stock issuable upon exercise the Warrants, subject to the terms regarding timing of exercisability contained in the Warrants (ii) up to 21,378,017 shares of Common Stock issuable to our Lenders upon the Term Loan Conversion, subject to receipt of the Requisite Stockholder Approval and (iii) up to 160,000 shares of Common Stock issuable upon exercise of the Transferred Warrants. We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Common Stock.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants or Transferred Warrants exercised in the event that such Warrants or Transferred Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The shares of Common Stock beneficially owned by the Selling Securityholders covered by this prospectus, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, may be offered, sold, distributed, transferred or otherwise disposed of from time to time by the Selling Securityholders. The term “Selling Securityholders” includes assignees, distributees, donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each disposition. Such dispositions may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Selling Securityholders may dispose of their shares of Common Stock, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

•	distributions to their shareholders, partners, members or other affiliates;

•	to or through underwriters or broker-dealers;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder (or its ultimate parent) that is an entity may elect to make a pro rata in-kind distribution of securities, to the extent received by such Selling Securityholder pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, to its shareholders, partners, members or affiliates pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such shareholders, members, partners or affiliates would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, in other circumstances, in which case the pledgees, donees, transferees, assignees, successors and other permitted transferees will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that pledgees, donees, transferees, assignees, successors and other permitted transferees intend to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholders.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker- dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions at negotiated prices. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities, to the extent received by such Selling Securityholder pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, to the extent securities are received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker- dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares, to the extent received by the Selling Securityholders pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable, is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants or Transferred Warrants may exercise its Warrants or Transferred Warrants in accordance with the Warrants or Transferred Warrants on or before the expiration date set forth therein by surrendering, to the Company, the originals of such Warrants or Transferred Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrants or Transferred Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the Warrants or Transferred Warrants.

Material United States Federal Income Tax Considerations

The following is a summary of material United States federal income tax consequences of the ownership and disposition of our common stock as of the date hereof. This discussion is limited to persons who acquire (or are deemed to acquire) our Common Stock as a result of exercising the Warrants and/or the Term Loan Conversion and who hold our Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with any estate or gift tax consequences or any foreign, state, local or other tax considerations that may be relevant to holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a former citizen or long-term resident of the United States, regulated investment company, S corporation, real estate investment trust, foreign pension fund, tax qualified retirement plan, bank, financial institution, insurance company, investment fund, tax-exempt organization, governmental organization, trader, broker or dealer in securities, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), person subject to the alternative minimum tax, person that owns, or has owned, actually or constructively, more than 5% of our Common Stock, person who has elected to mark securities to market, person who acquired shares of our Common Stock as compensation or otherwise in connection with the performance of services, person who has acquired shares of our Common Stock as part of a straddle, hedge, conversion transaction or other integrated investment or an accrual-method taxpayer subject to special tax accounting rules under Section 451(b) of the Code). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership (or other entity treated as a partnership for United States federal income tax purposes) or partner of a partnership holding our Common Stock, you should consult your tax advisors.

If you are considering the purchase of our Common Stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of our Common Stock, as well as the consequences to you arising under other United States federal tax laws, the laws of any other taxing jurisdiction, or an applicable tax treaty. IN ADDITION, YOU SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO POTENTIAL CHANGES IN UNITED STATES FEDERAL TAX LAW AS WELL AS POTENTIAL CHANGES IN STATE, LOCAL OR FOREIGN TAX LAWS.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. holder.” A “U.S. holder” means a beneficial owner of our Common Stock (other than an entity treated as a partnership for United States federal income tax purposes) that is, for United States federal income tax purposes, any of the following:

i.	an individual citizen or resident of the United States;

ii.	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

iii.	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Taxation of Distributions

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Common Stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a U.S. holder’s Common Stock, and to the extent the amount of the distribution exceeds a U.S. holder’s adjusted tax basis in our Common Stock, the excess will be treated as gain from the disposition of our Common Stock (the tax treatment of which is discussed below under “-Sale, Exchange or Other Taxable Disposition of our Common Stock”). Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requirements relating to the requisite holding period are satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that currently are subject to tax at preferential long-term capital gains rates.

Sale, Exchange or Other Taxable Disposition of our Common Stock

Upon sales, exchanges or other taxable dispositions of our Common Stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of all other property received upon such disposition and (ii) such U.S. holder’s adjusted tax basis in its Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the Common Stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) generally are subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments to a U.S. holder of dividends on shares of Common Stock and the proceeds of a sale of Common Stock, unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding (currently at a 24% rate) will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the Internal Revenue Service (“IRS”) that it has failed to report in full payments of interest and dividend income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “non-U.S. holder.” A “non-U.S. holder” means a beneficial owner of our Common Stock (other than an entity treated as a partnership for United States federal income tax purposes) that is, for United States federal income tax purposes, any of the following:

i.	non-resident alien individual, other than a former citizen or resident of the U.S. subject to U.S. tax as an expatriate;

ii.	a foreign corporation; or

iii.	an estate or trust that is not a U.S. holder.

Taxation of Distributions

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Common Stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles.

Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-BEN or Form W- 8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent certifying eligibility for exemption. However, any such effectively connected dividends paid on our Common Stock generally will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Sale, Exchange or Other Taxable Disposition of our Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of our Common Stock generally will not be subject to United States federal income tax unless:

i.	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

ii.	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

iii.	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our Common Stock and certain exceptions do not apply.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States, provided that the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Common Stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax and the amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Requirements

Under FATCA, a 30% United States federal withholding tax may apply to any dividends paid on our Common Stock to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “-Taxation of Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our common stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to gross proceeds from a sale or other disposition of our Common Stock, which may be relied upon by taxpayers until final regulations are issued. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Common Stock.

Legal Matters

The validity of the securities offered by this prospectus has been passed upon for us by Davis Polk & Wardwell LLP, New York, New York. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

Experts

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.katapult.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INFORMATION INCORPORATED BY REFERENCE

We incorporate by reference the filed documents listed below (excluding those portions of any current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K), except as superseded, supplemented or modified by this Prospectus Supplement or any subsequently filed document incorporated by reference herein as described below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 28, 2025;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 15, 2025;

•	Our Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2025; and

•	Our Current Reports on Forms 8-K filed with the SEC on February 26, 2025, April 11, 2025, June 4, 2025, June 6, 2025, June 9, 2025 and June 13, 2025 (except for Item 2.02 and Item 7.01 of any Current Report on Form 8-K which are not deemed “filed” for purposes of Section 18 of the Exchange Act and are not incorporated by reference into this prospectus).

We also incorporate by reference into this prospectus supplement and the accompanying prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC).

Any statement contained in a document incorporated by reference herein or therein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus Supplement and the Base Prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement and the Base Prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing, telephoning or e-mailing us at the following address or telephone number:

Katapult Holdings, Inc.
5360 Legacy Drive, Building 2
Plano, TX
(833) 528-2785

Copies of these filings are available at www.katapult.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee		$33,584.30
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$	*

*These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities, to the extent received by the Selling Securityholder pursuant to the terms of the Warrants, Transferred Warrants or Term Loan Conversion rights, as applicable. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Item 14. Indemnification of Directors and Officers.

Our Amended and Restated Charter provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)	Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation, provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our amended and restated certificate of incorporation provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by our amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our amended and restated certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities.

On March 6, 2023, we issued the Transferred Warrants in connection with our entry into the Credit Agreement. We subsequently transferred the Transferred Warrants on July 21, 2025. The Transferred Warrants expire on March

6, 2030. The Transferred Warrants entitle Midtown Madison Management LLC and its assignees to purchase up to 160,000 shares of our Common Stock at an exercise price of $0.25 per share, subject to adjustment.

On October 24, 2024, we issued 167,797 shares of our Common Stock in connection with the settlement of a putative class action lawsuit, captioned Saunders v. Einbinder, et al., against directors and officers of FinServ Acquisition Corp. and FinServ Holdings LLC filed in 2022 in the Delaware Court of Chancery. We issued the shares without registration in reliance upon Section 3(a)(10) of the Securities Act.

On December 20, 2024, we issued 43,839 shares of our Common Stock in connection with the settlement of a putative class action lawsuit, captioned McIntosh v. Katapult Holdings, Inc., et al, filed in 2021 in the U.S. District Court for the Southern District of New York. We issued the shares without registration in reliance upon Section 3(a)(10) of the Securities Act.

On April 9, 2025, we issued 54,024 shares of our Common Stock in connection with the settlement of a putative class action lawsuit, captioned Saunders v. Einbinder, et al., against directors and officers of FinServ Acquisition Corp. and FinServ Holdings LLC filed in 2022 in the Delaware Court of Chancery. We issued the shares without registration in reliance upon Section 3(a)(10) of the Securities Act.

On June 13, 2025, we issued 29,793 shares of our Common Stock in connection with the settlement of a putative class action lawsuit, captioned McIntosh v. Katapult Holdings, Inc., et al, filed in 2021 in the U.S. District Court for the Southern District of New York. We issued the shares without registration in reliance upon Section 3(a)(10) of the Securities Act.

On June 12, 2025, the Borrower, the Group, the Company, the Agent and the Lenders entered into the Refinancing Agreement. Pursuant to the terms of the Refinancing Agreement, we granted the Lenders the right to convert, following the receipt of the Requisite Stockholder Approval, up to 100% of the outstanding New Term Loans in a minimum Conversion Amount of $1,000,000 (or such lesser amount if such lesser amount constitutes the remaining outstanding advances under the Term Loan), into Conversion Stock plus cash in lieu of fractional shares to the extent the New Term Loan remains outstanding under the Refinancing Agreement, on or at any time after the earliest to occur of (x) 12 months after the date of receipt of the Requisite Stockholder Approval, (y) June 30, 2026, or (z) upon an Event of Default that is then continuing. The maximum number of shares of Conversion Stock that could be issued pursuant to the Term Loan Conversion is 21,864,017 shares of Common Stock.

In addition, on Issue Date, in connection with the Refinancing Agreement, we issued the Warrants to the Holders. The Warrants entitle the Holders to purchase up to an aggregate of 486,264 shares of Common Stock of the Company at an exercise price of $0.01 per share, subject to adjustment. The Warrants may be exercised upon the earliest to occur of: (i) the completion of the Requisite Special Stockholder Meeting (regardless of the outcome of the vote); (ii) upon any cancellation or revocation of the Requisite Special Stockholder Meeting; (iii) an Acquisition; (iv) the repayment in full of all Obligations under the Refinancing Agreement; (v) the occurrence of an Event of Default under the Refinancing Agreement that has not been waived in accordance with the terms thereof; (vi) the revocation of any waiver of Existing Defaults in accordance with the terms of the Refinancing Agreement; or (vii) the date that is six months from the Issue Date.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder) as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions.

Item 16. Exhibits.

Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated as of December 18, 2020, by and among FinServ Acquisition Corp., a Delaware corporation, Keys Merger Sub 1, Inc., a Delaware corporation, Keys Merger Sub 2, LLC, a Delaware limited liability company, Katapult Holdings, Inc., a Delaware corporation, and Orlando Zayas, in his capacity as the representative of all Pre-Closing Holders (incorporated by reference to Exhibit 2.1 of the Company’s Registration Statement on Form 8-K, filed with the SEC on December 21, 2020).
3.1	Second Amended and Restated Certificate of Incorporation of the Company, dated June 9, 2021 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on June 15, 2021).
3.2	Second Amended and Restated By Laws of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the SEC on December 28, 2023).
4.1	Form of Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on June 15, 2021).
4.2	Form of Warrant Certificate of the Company (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K, filed with the SEC on June 15, 2021).
4.3	Warrant Agreement, dated October 31, 2019, by and between FinServ Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K of FinServ Acquisition Corp. filed on November 6, 2019).
4.4	Form of Warrant to Purchase Stock, dated as of June 12, 2025, issued by Katapult Holdings, Inc., to certain entities affiliated with Blue Owl Capital Inc. as holders (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K, filed with the SEC on June 13, 2025).
5.1*	Opinion of Davis Polk & Wardwell LLP.
10.1	Amended and Restated Registration Rights Agreement, dated June 9, 2021, by and among the Company and certain stockholders of the Company (incorporated by reference to Exhibit 4.4 of the Company’s Form 8-K, filed with the SEC on June 15, 2021).
10.2	Form of Subscription Agreement, dated as of December 18, 2020, by and between the Company and the Subscriber party thereto (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K, filed with the SEC on December 21, 2020).
10.3†	Provider Agreement, dated November 24, 2020, by and between Wayfair LLC and Katapult Group, Inc. (incorporated by reference to Exhibit 10.11 to Amendment No. 2 to the Registration Statement on Form S-4 of FinServ Acquisition Corp. filed with the SEC on May 5, 2021).
10.4#	Amended and Restated Executive Employment Agreement, dated May 4, 2021, by and between Katapult Holdings, Inc. and Orlando Zayas (incorporated by reference to Exhibit 10.12 to Amendment No. 2 to the Registration Statement on Form S-4 of FinServ Acquisition Corp. filed with the SEC on May 5, 2021).
10.5#	Amended and Restated Executive Employment Agreement, dated May 4, 2021, by and between Katapult Holdings, Inc. and Derek Medlin (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to the Registration Statement on Form S-4 of FinServ Acquisition Corp. filed with the SEC on May 5, 2021).
10.6#	Amended and Restated Employment Agreement, by and between the Company and Chandra Chopra dated as of September 3, 2021 (incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).

10.7#	Amended and Restated Employment Agreement, by and between the Katapult Holdings, Inc. and Fangqui Sun dated as of September 3, 2021 (incorporated by reference to Exhibit 10.8 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).
10.8#	Form of Indemnification Agreement by and between the Company and its directors and officers (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC on June 15, 2021).
10.9#	Katapult Holdings, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 filed with the SEC on August 16, 2021).
10.10#	Katapult Holdings, Inc. 2021 Equity Incentive Plan Amendment No. 1 (incorporated by reference to Annex A to the Registration Statement’ Proxy Statement for the 2023 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 25, 2023).
10.11#	Forms of Stock Option Grant Notice and Stock Option Agreement under the Katapult Holdings, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 filed with the SEC on August 16, 2021).
10.12#	Form of Executive Officer Restricted Stock Unit Grant Notice and Unit Award Agreement under the Katapult Holdings, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).
10.13#	Form of Non-Employee Director Restricted Stock Unit Grant Notice (Initial Award) under the Katapult Holdings, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).
10.14#	Form of Non-Employee Director Restricted Stock Unit Grant Notice (Annual Award) under the Katapult Holdings, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-K for the Year Ended December 31, 2022, filed with the SEC on March 9, 2023).
10.15#	Form of Non-Employee Director Restricted Stock Unit Award Agreement under the Katapult Holdings, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.16 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).
10.16#	Cognical, Inc. 2014 Stock Incentive Plan (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-8 filed with the SEC on August 16, 2021).
10.17#	Forms of Stock Option Grant Notice and Stock Option Agreement under 2014 Stock Incentive Plan (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form S-8 filed with the SEC on August 16, 2021).
10.18#	Non-Employee Director Compensation Policy, as amended as of January 6, 2023 (incorporated by reference to Exhibit 10.18 to the Annual Report on Form 10-K for the Year Ended December 31, 2022, filed with the SEC on March 9, 2023).
10.19#	Non-Employee Directors Deferred Compensation Plan, effective March 31, 2022 (incorporated by reference to Exhibit 10.22 to the Company’s Post Effective Amendment No. 1 to the S-1, filed with the SEC on April 6, 2022).
10.20#	Employment Agreement by and between Katapult Holdings, Inc. and Nancy Walsh dated as of February 27, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K/A filed with the SEC on March 1, 2023).

10.21#	First Amendment to Employment Agreement by and between Katapult Holdings, Inc. and Nancy Walsh dated as of May 21, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on May 24, 2024).
10.22	Loan and Security Agreement, dated as of May 14, 2019, by and among Katapult SPV-1 LLC, Cognical, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.20 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).
10.23	First Amendment to Loan and Security Agreement, dated as of June 14, 2019, by and among Katapult SPV-1 LLC, Cognical, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.21 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).
10.24	Second Amendment to Loan and Security Agreement, dated as of November 8, 2019, by and among Katapult SPV-1 LLC, Cognical, Inc., and Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.22 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).
10.25	Third Amendment to Loan and Security Agreement, dated as of November 20, 2019, by and among Katapult SPV-1 LLC, Cognical, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.23 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).
10.26	Fourth Amendment to Loan and Security Agreement, dated as of December 16, 2019, by and among Katapult SPV-1 LLC, Cognical, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).
10.27	Fifth Amendment to Loan and Security Agreement, dated as of March 31, 2020, by and among Katapult SPV-1 LLC, Katapult Group, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).
10.28	Sixth Amendment to Loan and Security Agreement, dated April 29, 2020, by and among Katapult SPV-1 LLC, Katapult Group, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.26 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).
10.29	Seventh Amendment to Loan and Security Agreement, dated as of May 6, 2020, by and among Katapult SPV-1 LLC, Katapult Group, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.27 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).
10.30	Eighth Amendment to Loan and Security Agreement, dated as of September 28, 2020, by and among Katapult SPV-1 LLC, Katapult Group, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.28 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).
10.31	Ninth Amendment and Joinder to Loan and Security Agreement and Consent, dated as of December 4, 2020, by and among Katapult SPV-1 LLC, Katapult Group, Inc., Katapult Holdings, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the Registration Statement on Form S-4 of FinServ Acquisition Corp filed with the SEC on April 2, 2021).

10.32	Tenth Amendment and Joinder to Loan and Security Agreement and Consent, dated as of January 13, 2021, by and among Katapult SPV-1 LLC, Katapult Group, Inc., Katapult Holdings, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.10 to Amendment No. 1 to the Registration Statement on Form S-4 of FinServ Acquisition Corp. filed with the SEC on April 2, 2021).
10.33	Eleventh Amendment and Joinder to Loan and Security Agreement and Consent, dated as of July 1, 2021, by and among Katapult SPV-1 LLC, Katapult Group, Inc., Katapult Holdings, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.31 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).
10.34	Twelfth Amendment to Loan and Security Agreement, dated as of December 15, 2021, by and among Katapult SPV-1 LLC, Katapult Group, Inc., Katapult Holdings, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Katapult Holdings, Inc. filed with the SEC on December 17, 2021).
10.35	Thirteenth Amendment to Loan and Security Agreement, dated as of March 14, 2022, by and among Katapult SPV-1 LLC, Katapult Group, Inc., Katapult Holdings, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.33 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).
10.36	Fourteenth Amendment to Loan and Security Agreement, dated as of May 9, 2022, by and among Katapult SPV-1 LLC, Katapult Group, Inc., Katapult Holdings, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.3 of the Company’s Form 10-Q, filed with the SEC on May 10, 2022).
10.37†	Fifteenth Amendment to Loan and Security Agreement, dated as of March 6, 2023, by and among Katapult SPV-1 LLC, Katapult Group, Inc., Katapult Holdings, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.38 to the Annual Report on Form 10-K for the Year Ended December 31, 2022, filed with the SEC on March 9, 2023).
10.38	Warrant to Purchase Stock, dated as of March 6, 2023, issued by Katapult Holdings, Inc., to Midtown Madison Management LLC as holder (incorporated by reference to Exhibit 10,39 to the Annual Report on Form 10-K for the Year Ended December 31, 2022, filed with the SEC on March 9, 2023).
10.39	Revolving Note, dated as of March 6, 2023, issued by Katapult SPV-1 LLC to Midtown Madison Management LLC (incorporated by reference to Exhibit 10.40 to the Annual Report on Form 10-K for the Year Ended December 31, 2022, filed with the SEC on March 9, 2023).
10.40	Amended and Restated Revolving Note, dated as of March 6, 2023, issued by Katapult SPV-1 LLC to Midtown Madison Management LLC as holder (incorporated by reference to Exhibit 10.41 to the Annual Report on Form 10-K for the Year Ended December 31, 2022, filed with the SEC on March 9, 2023).
10.41†	Limited Waiver and Sixteenth Amendment to Loan and Security Agreement, dated as of April 23, 2024, by and among Katapult SPV-1 LLC, Katapult Group, Inc., Katapult Holdings, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.43 to the Annual Report on Form 10-K for the Year Ended December 31, 2023, filed with the SEC on April 24, 2024).

10.42	Pledge Agreement, dated as of May 14, 2019, by and between Cognical, Inc. and Midtown Madison Management LLC (incorporated by reference to Exhibit 10.34 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).
10.43	Indemnity Guaranty, dated as of May 14, 2019, by and among Cognical, Inc., Cognical Holdings, Inc. and Midtown Madison Management LLC (incorporated by reference to Exhibit 10.35 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).
10.44	Corporate Guaranty and Security Agreement, dated as of December 4, 2020, by and among Katapult Group, Inc., Katapult Holdings, Inc. and Midtown Madison Management LLC (incorporated by reference to Exhibit 10.36 to the Annual Report on Form 10-K for the Year Ended December 31, 2021, filed with the SEC on March 15, 2022).
10.45	Seventeenth Amendment to Loan and Security Agreement, dated as of November 21, 2024, by and among Katapult SPV-1 LLC, Katapult Group, Inc., Katapult Holdings, Inc., and Midtown Madison Management LLC, as administrative, payment and collateral agent and lender, and the lenders party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on November 26, 2024).
10.46	Limited Waiver and Amendment Agreement to Credit Agreement, dated as of June 3, 2025, by and among Katapult SPV-1 LLC, Katapult Group, Inc, Katapult Holdings, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on June 4, 2025).
10.47	Limited Waiver and Amendment Agreement to Credit Agreement, dated as of June 9, 2025, by and among Katapult SPV-1 LLC, Katapult Group, Inc, Katapult Holdings, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on June 9, 2025).
10.48	Amended and Restated Loan and Security Agreement, dated as of June 12, 2025, by and among Katapult SPV-1 LLC, Katapult Group, Inc, Katapult Holdings, Inc., Midtown Madison Management LLC and the lenders party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on June 13, 2025).
21.1	Subsidiaries of Registrant (incorporated herein by reference to Exhibit 21.1 to the Registration Statement on Form S-1 of Katapult Holdings, Inc. filed with the SEC on June 30, 2021).
23.1*	Consent of Grant Thornton.
23.3*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included in the signature page hereof).
107*	Filing Fee Table.

*	Filed herewith.

#	Indicates management contract or compensatory plan or arrangement.

†	Certain of the exhibits and schedules to these exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on July 25, 2025.

KATAPULT HOLDINGS, INC.

By:	/s/ Orlando Zayas
	Name:	Orlando Zayas
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that of the undersigned constitutes and appoints Orlando Zayas and Nancy Walsh, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Orlando Zayas	Chief Executive Officer and Director (Principal Executive Officer)	July 25, 2025
Orlando Zayas

/s/ Nancy Walsh	Chief Financial Officer (Principal Financial Officer)	July 25, 2025
Nancy Walsh

/s/ Kaitlin Folan	Chief Accounting Officer (Principal Accounting Officer)	July 25, 2025
Kaitlin Folan

/s/ Brian Hirsch	Chairman of the Board and Director	July 25, 2025
Brian Hirsch

/s/ Don Gayhardt	Director	July 25, 2025
Don Gayhardt

/s/ Chris Masto	Director	July 25, 2025
Chris Masto

/s/ Jane J. Thompson	Director	July 25, 2025
Jane J. Thompson